Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION

OF

ABX AIR, INC.

(a Delaware corporation)

ABX Air, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), DOES HEREBY CERTIFY THAT:

FIRST: The name of the Corporation is ABX Air, Inc.

SECOND: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on January 22, 1980, as restated and amended by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on August 15, 2003.

THIRD: The Board of Directors of the Corporation, by resolution duly adopted, declared it advisable that the Amended and Restated Certificate of Incorporation of the Corporation be amended by amending Section (A) of Article FOURTEENTH of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

(A) The number of directors of the Corporation shall be not less than three nor more than nine. The exact number of directors shall be fixed from time to time, within the limits specified in this section, by the Board of Directors.

FOURTH: This amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ABX Air, Inc. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be

signed by its duly authorized officers, Joseph C. Hete, President and Chief Executive Officer, and W. Joseph Payne, Vice President, General Counsel and Secretary of the Corporation, this 9th day of May, 2006.

ABX AIR, INC.

/s/ Joseph C. Hete
Joseph C. Hete President and Chief Executive Officer

/s/ W. Joseph Payne
W. Joseph Payne, Vice President, General Counsel and Secretary